Registrant Name: American Century California Tax-Free & Municipal Funds

File Number: 811-3706

Registrant CIK: 0000717316


SUB-ITEM 77D
Policies with respect to security investments

(a)      N/A
(b)      N/A
(c)      N/A
(d)      N/A
(e)      N/A
(f)      N/A
(g) Each fund instituted a change in its investment strategy as described in the prospectuses to state that the fund invests at least 80% of its assets in securities implied by its name as required under Rule 35d-1.